Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Macy’s, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-192917, 333‑160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, and 333-185575) on Form S-8 and (No. 333-185321) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated April 1, 2015, with respect to the consolidated balance sheets of Macy’s, Inc. as of January 31, 2015 and February 1, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, which report appears in the January 31, 2015 annual report on Form 10‑K of Macy’s, Inc.

/s/ KPMG LLP

Cincinnati, Ohio
April 1, 2015